Exhibit 10.5

WESTERN SIERRA NATIONAL BANK

SALARY CONTINUATION AGREEMENT

This Agreement is amended and restated this 22nd day of August, 2002, by and between Western Sierra National Bank, a national banking association located in Cameron Park, California (the “Company”) and Gary D. Gall (the “Executive”).

RECITALS

WHEREAS, the Executive is in the employ of the Company, serving as its Vice Chairman;

WHEREAS, the experience, knowledge of the affairs of the Company, and reputation and contacts in the industry of the Executive are so valuable that assurance of the Executive’s continued service is essential for the future growth and profits of the Company, and it is in the best interest of the Company to arrange terms of continued employment for the Executive so as to reasonably assure the Executive’s remaining in the Company’s employment during the Executive’s lifetime or until the age of retirement;

WHEREAS, the Executive and the Company are currently parties to an Executive Salary Continuation Agreement dated June 15, 2001; and

WHEREAS, the Executive and the Company desire to enter into this Salary Continuation Agreement, the terms and conditions of which shall supersede those set forth in the Executive Salary Continuation Agreement dated June 15, 2001;

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE 1.

DEFINITIONS

1.1                               Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meaning specified:

1.1.1.                     “Applicable Percentage” means that percentage listed on Schedule “A” attached hereto which is adjacent to the number of complete years (with a “year” being the performance of personal services for or on behalf of the Company as an employee for a period of 365 days) which have elapsed starting from the Effective Date of this Agreement and ending on the date the Executive’s employment is terminated for purposes of this Agreement.  In the event that the Executive’s employment with the Company is terminated other than by reason of death, disability, retirement or voluntary termination on the part of the Executive, Executive shall be deemed for purposes of determining the number of complete years to have completed a year of service in its entirety for any partial year of service after the last anniversary date of the Effective Date during which the Executive’s employment is terminated.

1.1.2.                     “Change of Control” means (i) a tender offer made and consummated for the ownership of 50% or more of the outstanding voting securities of Western Sierra Bancorp, (the “Bancorp”); (ii) a merger or consolidation of the Bancorp with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned by shareholders of the Bancorp, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, as such shareholders shall have existed immediately prior to such merger or consolidation,

(iii) a sale of substantially all of the Bancorp’s assets to another bank or corporation which is not a wholly owned subsidiary; or (iv) an acquisition of the Bancorp by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, of 50% or more of the outstanding voting securities of the Bancorp (whether directly, indirectly, beneficially or of record).  For purposes of this agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.

1.1.3.                     “Code” means the Internal Revenue Code of 1986, as amended.

1.1.4.                     “Disability” means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory of the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company.  As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.1.5.                     “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.1.6.                     “Effective Date” means January 1, 1995.

1.1.7.                     “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.1.8.                     “Normal Retirement Age” means the Executive’s 65th birthday.

1.1.9.                     “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.1.10.     “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.1.11.     “Termination for Cause”.  See Section 5.3.

1.1.12.     “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company.

ARTICLE 2.

LIFETIME BENEFITS

2.1.                            Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1.                     Amount of Benefit.  The annual benefit under this Section 2.1 is $165,000.  The Board of Directors may in its sole and absolute discretion unilaterally increase the amount of the annual benefit amount at the end of each Plan Year from the date of this Agreement to the Executive’s Normal Retirement Date.

2.1.2.                     Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 180 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months.

2.1.3.                     Benefit Increases.  Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, in its sole discretion, may increase the benefit.

2.2.                            Early Termination Benefit.  Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1.                     Amount of Benefit.  The benefit under this Section 2.2 is the Annual Benefit set forth in Section 2.1.1. of this Agreement subject to any increases to said benefit as provided for therein, multiplied by the applicable percentage as defined in Section 1.1.1. of this Agreement.

2.2.2.                     Payment of Benefit.  The Company shall pay the annual benefit amount to the Executive in 180 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months.

2.2.3.                     Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.3.                            Disability Benefit.  If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1.                     Amount of Benefit.  The benefit under this Section 2.3 is the Annual Benefit set forth in Section 2.1.1 of this Agreement subject to any increases to said benefit as provided for therein, multiplied by the applicable percentage as defined in Section 1.1.1. of this Agreement.

2.3.2.                     Payment of Benefit.  The Company shall pay the annual benefit amount to the Executive in 180 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

2.3.3.                     Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.4.                            Change of Control Benefit.  Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

In the event there is a Change of Control, the Executive shall be entitled to be paid in cash in a lump sum on the date of the consummation of the Change of Control, the present value of the aggregate amount of the Annual Benefit specified in Section 2.1.1, with the Applicable Percentage being 100%, being paid for a period of fifteen (15) years in one hundred eighty (180) monthly installments beginning on the first day of the month following the consummation of the Change in Control.  The present value of the amount shall be determined using the long term monthly Applicable Federal Rate at the time of the consummation of the Change of Control.

ARTICLE 3.

DEATH BENEFITS

3.1.                            Death During Active Services.  If the Executive dies while in the active service of the Company, the Company and Executive agree that the Company shall not make any benefit payments pursuant to this Agreement and this Agreement shall terminate.

3.2.                            Death During Benefit Period.  If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company and Executive agree that following the death of Executive the Company shall not make any additional benefit payments pursuant to this Agreement and this Agreement shall terminate.

3.3.                            Death Following Termination of Employment But Before Benefits Commence.  If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company and Executive agree that the Company shall not make any benefit payments pursuant to this Agreement and this Agreement shall terminate.

ARTICLE 4.

BENEFICIARIES

4.1.                            Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company, in the form of Exhibit “C”, attached hereto and incorporated herein by this reference.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2.                            Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE 5.

GENERAL LIMITATIONS

5.1.                            Covenant Not To Compete.  Notwithstanding any provision of this Agreement  to the contrary, the benefits payable to the Executive pursuant to this Agreement are conditioned upon the Executive not working as an employee, independent contractor, or consultant of or for a branch of a financial institution located within a thirty (30) mile radius of the  headquarters of the Company, for a period of one (1) year after Executive terminates employment with the Company.  The parties to this Agreement hereby agree that should such headquarters be relocated this provision may be renegotiated.  In the event the Executive violates the covenant not to compete provided for herein, the Company shall immediately terminate any and all remaining payments for benefits due to Executive or Executive’s beneficiaries pursuant to this Agreement, and the Company has no liability to Executive or Executive’s beneficiaries for any benefits or payments pursuant to this Agreement, except in the event of a Change in Control, in which case the covenant not to compete provided for herein shall be of no force and effect.

5.2.                            Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code.  In complying with this provision, the Company hereby agrees to take all steps reasonably necessary to maximize the benefit available to the Executive.

5.3.                            Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

5.3.1.                     any act of embezzlement, fraud, breach of fiduciary duty or dishonesty;

5.3.2.                     any conviction of a felony involving moral turpitude;

5.3.3.                     deliberate or repeated disregard of the policies and rules of Company as adopted by Company’s Board of Director’s;

5.3.4.                     unauthorized use or disclosure of any of the trade secrets or confidential information of Company;

5.3.5.                     competition with Company, inducement of any customer of the Company to breach a contract with the Company, or inducement of any principal for whom the Company acts as agent to terminate such agency relationship;

5.3.6.                     gross negligence adversely impacting the Company; or

5.3.7.                     willful breach of this Agreement or any other willful misconduct.

ARTICLE 6.

CLAIMS AND REVIEW PROCEDURES

6.1.                            Claims Procedure.  The Company shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within thirty (30) days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement.  If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial; (2) a specific reference to the provisions of the Agreement on which the denial is based;  (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed; and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the  Claimant wishes to have the claim reviewed.  If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty-day period.

6.2.                            Review Procedure.  If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within thirty (30) days after receipt of the notice issued by the Company.  Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within thirty (30) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) and opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to view the pertinent documents.  The Company shall notify the Claimant of its decision in writing within the thirty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the thirty-day period  is not sufficient, the decision may be deferred for up to another thirty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

ARTICLE 7.

GENERAL PROVISIONS

7.1                               Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

7.2                               Termination.  This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

7.3                               No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4                               Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5                               Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.6                               Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

7.7                               Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the

Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

7.8                               Recovery of Estate Taxes.  If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive’s estate, then the Executive’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

7.9                               Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

7.10                        Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

7.10.1.  Establishing and revising the method of accounting for the Agreement;

7.10.2.  Maintaining a record of benefit payments; and

7.10.3  Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

7.11.                     Named Fiduciary.  For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall, be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Employer and a duly authorized Company officer have signed this Agreement.

GARY D. GALL

Dated:	11/18/02		/s/ Gary D. Gall

WESTERN SIERRA NATIONAL BANK

Dated:	11/18/02	By	/s/ Charles W. Bacchi
Charles W. Bacchi, Chairman

SCHEDULE A

WESTERN SIERRA NATIONAL BANK

SALARY CONTINUATION AGREEMENT

Gary D. Gall

NUMBER OF COMPLETE YEARS WHICH HAVE ELAPSED	APPLICABLE PERCENTAGE

1	5.00%
2	10.00%
3	15.00%
4	20.00%
5	25.00%
6	30.00%
7	35.00%
8	41.50%
9	48.00%
10	54.50%
11	61.00%
12	67.50%
13	74.00%
14	80.50%
15	87.00%
16	93.50%
17 or more years	100.00%

BENEFICIARY DESIGNATION

WESTERN SIERRA NATIONAL BANK

SALARY CONTINUATION AGREEMENT

Gary D. Gall

TO:	The Administrator of Gary D. Gall
Executive Salary Continuation Agreement

Pursuant to the provisions of my Executive Salary Continuation Agreement with Gary D. Gall permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

PRIMARY BENEFICIARY:

(Beneficiary named)

SECONDARY BENEFICIARY:

(Secondary beneficiary named)

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED.

The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me then to the Secondary Beneficiary, and if no named beneficiary survives me, the Administrator shall pay all amounts in accordance with the terms of my Executive Salary Continuation Agreement.  In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement then and in that event, the remaining unpaid benefit payable according to the terms of my Executive Salary Continuation Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by my Executive Salary Continuation Agreement.

EXECUTIVE

Dated:	11/18/02	/s/ Gary D. Gall
Gary D. Gall